Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
    Brookdale Senior Living Inc. (“Brookdale,” “we,” “us,” “our” or “the Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, $0.01 par value per share (the “common stock”), and (ii) our 7.00% tangible equity units (the “Units”).
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary. Because this is a summary description, it does not contain all of the information that may be important to you. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”) filed as exhibits to our Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation and our Bylaws and the applicable provisions of Delaware law for additional information.
General
Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable.
Subject to any preference rights of holders of our preferred stock that the Company may issue in the future, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.
Our common stock is listed and principally traded on the New York Stock Exchange (the “NYSE”) under the symbol “BKD.”
Preferred Stock
Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible into, or exchangeable for, shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:
•restricting dividends in respect of our common stock;
•diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
•impairing the liquidation rights of our common stock; or
•delaying or preventing a change of control of us.
No shares of our preferred stock are currently issued and outstanding and we currently have no plans to issue any of the 50,000,000 authorized shares of preferred stock.
Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws
The following is a summary of certain provisions of our Certificate of Incorporation and Bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without approval by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. For our preferred stock, the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute
We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.
Our Certificate of Incorporation provides that Section 203 of the DGCL, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Composition of the Board of Directors; Election and Removal of Directors
Our board of directors may consist of not less than three nor more than nine directors. In an uncontested election, directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. In a contested election, a plurality voting standard applies to director elections. Since the 2021 annual meeting of stockholders, all directors have been and will be elected for a one-year term expiring at the next annual meeting of stockholders. There is no cumulative voting in the election of directors.
In addition, since the 2021 Annual Meeting, directors may be removed with or without cause by a majority in voting interest of our stockholders entitled to vote.
Other Provisions of Our Certificate of Incorporation and Our Bylaws
Certain provisions of our Certificate of Incorporation and Bylaws may make a change in control of the Company more difficult to effect.
Our Certificate of Incorporation and Bylaws also provide that our stockholders are specifically denied the ability to call a special meeting of the stockholders. Our Certificate of Incorporation and Bylaws also do not provide for the right of stockholders to act by written consent without a meeting.
Our Bylaws require that advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.
The amendment of any of the provisions in the Certificate of Incorporation requires approval by a stockholder vote by the holders of at least a majority of the voting power of the then outstanding voting stock. The Bylaws may be amended by the affirmative vote of at least a majority of the whole board of directors or by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting stock.
Limitations on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or
•any transaction from which the director derives an improper personal benefit.
Our Certificate of Incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding, and permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under our Certificate of Incorporation.

We have entered into indemnification agreements with our directors and executive officers. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against the directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The telephone number of American Stock Transfer & Trust Company, LLC is (718) 921-8124.
DESCRIPTION OF THE UNITS
We have issued 2,875,000 7.00% Units, each with a stated amount of $50.00. Each Unit is comprised of (i) a prepaid stock purchase contract (a “purchase contract”) and (ii) a senior amortizing note due November 15, 2025, in each case issued by us. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” contain a summary of the material terms of the Units and their components. It does not contain all of the information that may be important to you. For a more detailed description of the terms of the Units and their components, refer to the provisions of (i) the purchase contract agreement dated as of November 21, 2022 (the “purchase contract agreement”), by and between us and American Stock Transfer & Trust Company, LLC, as purchase contract agent, as attorney-in-fact for holders of purchase contracts and as trustee under the indenture referred to below, and (ii) the indenture dated as of November 21, 2022 (the “base indenture”), as supplemented by a supplemental indenture, dated as of November 21, 2022 (the “supplemental indenture” and, together with the base indenture, the “indenture”), each between us and American Stock Transfer & Trust Company, LLC, as trustee, each of which is filed as exhibits to our Annual Report on Form 10-K.
Components of the Units
Each Unit is comprised of:
•a prepaid stock purchase contract (a “purchase contract”) issued by us pursuant to which we will deliver to the holder, not later than November 15, 2025 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier settled, a number of shares of our common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock”; and
•a senior amortizing note (an “amortizing note”) issued by us with an initial principal amount of $8.8996 that pays quarterly installments of $0.8750 per amortizing note (except for the February 15, 2023 installment payment, which equaled $0.8166 per amortizing note), which cash payment in the aggregate will be equivalent to 7.00% per year with respect to the $50.00 stated amount per Unit.

Unless previously settled at a holder’s option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” or settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election,” we will deliver to a holder not more than 15.1976 shares and not less than 12.9341 shares of our common stock on the mandatory settlement date, based upon the applicable “settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”
Each amortizing note had an initial principal amount of $8.8996. On each February 15, May 15, August 15 and November 15, commencing on February 15, 2023, we will pay cash installments of $0.8750 on each amortizing note (except for the February 15, 2023 installment payment, which equaled $0.8166 per amortizing note). Each installment will constitute a payment of interest (at a rate of 10.25% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”
The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. At initial issuance, we determined that the fair market value of each amortizing note is $8.8996 and the fair market value of each purchase contract is $41.1004, as set forth in the purchase contract agreement. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the IRS).
Separating and Recreating Units
Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.
Separating Units
At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding November 15, 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any installment payment date (provided the right to separate the Units shall resume after such business day), a holder has the right to separate the holder’s Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If a holder beneficially owns a Unit, the holder may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which the holder holds an interest in such Unit (a holder’s “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of the holder’s desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.
Separate purchase contracts and separate amortizing notes will be transferable independently from each other.
Recreating Units
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding November 15, 2025 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date and also excluding the business day immediately preceding any installment payment date (provided that the right to recreate the Units shall resume after such business day), a holder may recreate a Unit from the holder’s separate purchase contract and separate amortizing note. If the holder beneficially owns a separate purchase contract and a separate amortizing note, the holder may recreate a Unit by delivering written instruction to the holder’s participant to notify DTC through DTC’s DWAC system of the holder’s desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation, and neither we nor the purchase contract agent will have any liability therefor.
Global Securities
Each Unit, purchase contract and amortizing note is represented by global securities registered in the name of a nominee of DTC. Holders are not entitled to receive definitive physical certificates for the Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.
Deemed Actions by Holders by Acceptance
Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:
•irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;
•in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;
•consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement; and
•in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

oa Unit as an investment unit composed of two separate instruments, in accordance with its form;
othe amortizing notes as indebtedness of ours; and
othe allocation of the $50.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract is $41.1004 and such holder’s initial tax basis in each amortizing note is $8.8996.
Listing of Securities
The Units are listed on the NYSE under the symbol “BKDT.” However, listing on the NYSE does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure a holder that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that a holder will be able to sell Units at a particular time or that the prices the holder receives when the holder sells will be favorable.
We did not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor, in our sole discretion, to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.
The shares of our common stock deliverable upon settlement of all purchase contracts have been approved for listing on the NYSE.
Title
We and the purchase contract agent will treat the registered owner, which at initial issuance was a nominee of DTC, of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.
Accounting for the Units
We allocated the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We recognized the issuance of the purchase contract portion of the Units, net of issuance costs, as additional paid-in-capital on the consolidated balance sheet. We separately recognized the amortizing notes portion of the Units, net of issuance costs, as long-term debt on the consolidated balance sheet. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract will be $8.8996 for the amortizing note and $41.1004 for the purchase contract, as set forth in the purchase contract agreement.
Based on U.S. GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles.

Our earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.
Replacement of Unit Certificates
In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.
Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding November 15, 2025 or any early settlement date. In those circumstances, the purchase contract agreement provides that, in lieu of the delivery of a replacement Unit certificate, we, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of common stock issuable pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.
Miscellaneous
The purchase contract agreement provides that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.
Should a holder elect to separate or recreate Units, the holder will be responsible for any fees or expenses payable in connection with that separation or recreation, and neither we nor the purchase contract agent will have any liability therefor.
Description of the Purchase Contracts
Each purchase contract initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding November 15, 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date.” Following such separation, purchase contracts may be transferred separately from amortizing notes.
Mandatory Settlement
Unless previously settled at the holder’s or our option, on November 15, 2025 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”), each purchase contract will automatically settle, and we will deliver a number of shares of our common stock based on the applicable settlement rate as described under “—Delivery of Common Stock.”

On the mandatory settlement date, our common stock will be issued and delivered to the holder or the holder’s designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.
Early Settlement
A holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, only under the following circumstances:
Early Settlement upon Satisfaction of Sale Price Condition
On or after February 15, 2023 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding November 15, 2025, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, on the second trading day immediately following the last trading day of any 20 consecutive trading day period during which the closing price of our common stock has been greater than or equal to 110% of the threshold appreciation price then in effect on each day in such 20 consecutive trading day period.
The “closing price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “closing price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
Early Settlement upon Satisfaction of Trading Price Condition
On or after February 15, 2023 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding November 15, 2025, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which (x) the “trading price” per Unit, as determined following a written request by a holder of Units in accordance with the procedures described below, for each trading day of the measurement period was less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each such trading day and (y) the closing price of our common stock on each trading day of the measurement period was less than 70% of the reference price on each such trading day.
The “trading price” of the Units on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for 20,000 Units at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for 20,000 Units from a nationally recognized securities dealer, then the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each trading day of such failure.
The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per Unit unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder or holders in the aggregate of at least 40,000 Units provides us with reasonable evidence that the trading price per Unit would be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time, we shall instruct the bid solicitation agent in writing (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per Unit beginning on the next trading day and on each successive trading day until the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations, we shall provide the bid solicitation agent with the names and contact details of the three independent nationally recognized securities dealers we select, and we shall direct those security dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate for such date, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing, and thereafter neither we nor the bid solicitation agent (if other than us) shall be required to solicit bids again until a new holder request is made as provided above.
The purchase contract agent will initially act as the bid solicitation agent.
Early Settlement upon Specified Corporate Events
Certain Distributions
If, prior to 5:00 p.m. New York City time, on the second scheduled trading day immediately preceding November 15, 2025, we elect to:
•issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock), which distribution has a per share value, as reasonably determined by us, exceeding 10% of the closing price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Units and separate purchase contracts, the purchase contract agent and the trustee (if other than the purchase contract agent) in writing at least 30 scheduled trading days (as defined below) prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the purchase contracts may not otherwise be settled at such time.
Certain Corporate Events
If (i) a transaction or event that constitutes a fundamental change (as defined under “—Early Settlement Upon a Fundamental Change”) occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding November 15, 2025 or (ii) we are a party to a “reorganization event” (as defined under “—Recapitalizations, Reclassifications and Changes of our Common Stock”) (other than a reorganization event effected solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity and such common stock becomes exchange property for the purchase contracts) that occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding November 15, 2025, then, in each case, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time from or after the effective date of the transaction or event until 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding November 15, 2025). We will notify holders of the Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing as promptly as practicable following the date we publicly announce such transaction or event.
Early Settlement Procedures
If a holder elects to settle any of the holder’s purchase contracts early in accordance with the foregoing conditions, we will deliver a number of shares of our common stock per purchase contract based on the applicable settlement rate as described under “—Delivery of Common Stock,” unless the holder elects to settle the holder’s purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of the holder’s purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”
A holder’s right to receive common stock upon early settlement of a purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract, (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures and (iii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.
Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).
If a holder complies with the requirements for effecting early settlement of the holder’s purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If a holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to 5:00 p.m., New York City time, on the early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.
Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.
Delivery of Common Stock
For each purchase contract, we will deliver to the holder on the mandatory settlement date or, in the case of an early settlement as described under “—Early Settlement,” on the date as described above under “—Early Settlement—Early Settlement Procedures,” a number of shares of our common stock. Other than for any early settlement of purchase contracts in connection with a fundamental change, the number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:
•if the applicable market value of our common stock is greater than or equal to the threshold appreciation price, then the holder will receive 12.9341 shares of common stock for each purchase contract (the “minimum settlement rate”);
•if the applicable market value of our common stock is greater than the reference price but less than the threshold appreciation price, then the holder will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and
•if the applicable market value of our common stock is less than or equal to the reference price, then the holder will receive 15.1976 shares of common stock for each purchase contract (the “maximum settlement rate”).
The maximum settlement rate, minimum settlement rate, reference price and threshold appreciation price are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is equal to $50 divided by the maximum settlement rate (rounded to the nearest $0.0001) and was initially approximately equal to $3.29, which was equal to the last reported sale price of our common stock on the NYSE on November 16, 2022.
The threshold appreciation price is equal to $50.00 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, initially approximately $3.87, represents an appreciation of approximately 17.50% over the initial reference price.
For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract on the mandatory settlement date (or in respect of an early settlement other than in connection with a fundamental change) at assumed applicable market values, based on a reference price of $3.29 and a threshold appreciation price of $3.87. The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders as described under “—Early Settlement Upon a Fundamental Change” below. We cannot assure a holder that the actual applicable market value will be within the assumed range set forth below.
A holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date (or in respect of the applicable early settlement date) the following numbers of shares of common stock for each Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$3.15	15.1976
$3.19	15.1976
$3.24	15.1976
$3.29	15.1976
$3.34	14.9701
$3.39	14.7493
$3.43	14.5773
$3.48	14.3678
$3.53	14.1643
$3.58	13.9665
$3.63	13.7741
$3.67	13.6240
$3.72	13.4409
$3.77	13.2626
$3.82	13.0890
$3.87	12.9341
$3.91	12.9341
$3.96	12.9341
$4.01	12.9341
As the above table illustrates, if, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver 12.9341 shares of common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, a holder will receive only a portion of the appreciation in the market value of the shares of our common stock the holder would have received had the holder purchased shares of common stock with $50.00 at the reference price instead of purchasing a Unit.
If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than the threshold appreciation price but greater than the reference price of approximately $3.29, we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable) equal to $50.00, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.
If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than or equal to the reference price of approximately $3.29, we would be obligated to deliver upon settlement of the purchase contract 15.1976 shares of common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize a loss on the decline in market value of the common stock below the reference price.
Because the applicable market value of the common stock is determined over the 20 consecutive “trading days” (as defined below) beginning on, and including, the 21st scheduled trading day immediately preceding November 15, 2025 (or, in the case of an early settlement other than in connection with a fundamental change, over the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date), the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or daily VWAP) of the common stock on November 15, 2025 (or such early settlement date, as the case may be). In addition, the holder will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.
The term “applicable market value” means the arithmetic average of the daily VWAPs of our common stock on each of the trading days during the applicable market value averaging period.
“Market value averaging period” means (i) in the case of mandatory settlement on the mandatory settlement date, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding November 15, 2025 and (ii) in the case of any early settlement (other than in connection with a fundamental change), the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date.
The “daily VWAP” of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page BKD.US <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” for purposes of determining any consideration due at settlement of a purchase contract means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock (or other security for which a daily VWAP must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
If one or more of the 20 consecutive scheduled trading days beginning on, and including, the 21st scheduled trading day immediately preceding November 15, 2025 is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Early Settlement Upon a Fundamental Change
If a “fundamental change” occurs and a holder elects to settle the holder’s purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement—Early Settlement Procedures” above, the holder will receive per purchase contract a number of shares of our common stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder delivers the holder’s early settlement notice to the purchase contract agent, and otherwise satisfies the requirements for effecting early settlement of the holder’s purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding November 15, 2025) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”
If a holder complies with the requirements for effecting early settlement of the holder’s purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”
We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not solely our common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
•any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any of our subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding shares of our common stock;
•the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries;
•our common stockholders approve any plan or proposal for the liquidation or dissolution of us; or
•our common stock (or other common stock receivable upon settlement of a holder’s purchase contracts, if applicable) ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).
A transaction or transactions described in the first two bullets above will not constitute a fundamental change; however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quotes when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of the holder’s purchase contracts, if applicable, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights.
If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.
The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:
•in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and
•in all other cases, the stock price will be the arithmetic average of the daily VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”
The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$1.50	$2.00	$2.50	$3.00	$3.29	$3.50	$3.87	$4.50	$5.00	$6.00	$8.00	$10.00	$20.00	$30.00
November 21, 2022	13.9308	13.5680	13.2984	13.1084	13.0266	12.9776	12.9090	12.8278	12.6680	12.6512	12.6648	12.6869	12.7305	12.7373
February 15, 2023	14.0349	13.6607	13.3741	13.1688	13.0795	13.0259	12.9506	12.8612	12.7016	12.6798	12.6893	12.7093	12.7480	12.7536
May 15, 2023	14.1442	13.7602	13.4557	13.2332	13.1356	13.0767	12.9939	12.8951	12.7358	12.7086	12.7138	12.7315	12.7652	12.7699
August 15, 2023	14.2548	13.8641	13.5413	13.3002	13.1934	13.1287	13.0374	12.9284	12.7693	12.7364	12.7374	12.7529	12.7817	12.7856
November 15, 2023	14.3742	13.9805	13.6381	13.3753	13.2575	13.1858	13.0844	12.9632	12.8042	12.7650	12.7614	12.7746	12.7985	12.8018
February 15, 2024	14.4981	14.1077	13.7454	13.4578	13.3269	13.2470	13.1336	12.9981	12.8390	12.7929	12.7850	12.7958	12.8151	12.8179
May 15, 2024	14.6249	14.2474	13.8660	13.5498	13.4032	13.3132	13.1851	13.0323	12.8730	12.8198	12.8078	12.8164	12.8314	12.8340
August 15, 2024	14.7490	14.3983	14.0012	13.6522	13.4866	13.3841	13.2379	13.0644	12.9047	12.8443	12.8290	12.8356	12.8473	12.8498
November 15, 2024	14.8699	14.5688	14.1635	13.7751	13.5843	13.4650	13.2943	13.0936	12.9335	12.8662	12.8493	12.8543	12.8635	12.8659
February 15, 2025	14.9746	14.7548	14.3612	13.9270	13.7014	13.5581	13.3523	13.1147	12.9548	12.8831	12.8678	12.8717	12.8796	12.8821
May 15, 2025	15.0472	14.9451	14.6134	14.1323	13.8538	13.6715	13.4084	13.1161	12.9601	12.8927	12.8846	12.8883	12.8957	12.8982
August 15, 2025	15.0792	15.0864	14.9306	14.4541	14.0856	13.8237	13.4406	13.0623	12.9328	12.8966	12.9001	12.9039	12.9114	12.9139
November 15, 2025	15.1976	15.1976	15.1976	15.1976	15.1976	14.2857	12.9341	12.9341	12.9341	12.9341	12.9341	12.9341	12.9341	12.9341

The exact stock prices and effective dates may not be set forth in the table above, in which case:
•if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;
•if the applicable stock price is greater than $30.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or
•if the applicable stock price is less than $1.50 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.
The maximum number of shares of our common stock deliverable under a purchase contract is 15.1976, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
We will deliver the shares of our common stock, securities, cash or other property payable as a result of a holder’s exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date. Prior to 5:00 p.m., New York City time, on the fundamental change early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.
Upon early settlement of the purchase contract component of a Unit at the holder’s election upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.
If a holder does not elect to exercise the holder’s fundamental change early settlement right, the holder’s purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date or the mandatory settlement date, as the case may be.
Early Mandatory Settlement at our Election
We have the right to settle the purchase contracts on or after November 15, 2023, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below, if the closing price of our common stock for 20 or more consecutive trading days ending on the second trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day. We refer to this right as our “early mandatory settlement right.”
The “early mandatory settlement rate” will be the settlement rate that would apply as set forth above under “—Delivery of Common Stock” for an early settlement at a holder’s option as described above under “—Early Settlement” as if the notice date was the applicable early settlement date.
In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our early mandatory settlement right and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”) and issue a press release announcing our election. The early mandatory settlement notice will specify, among other things:
•the early mandatory settlement rate;
•the date on which we will deliver shares of our common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be (i) on or after November 15, 2023 and (ii) on the second business day following the date of our notice (the “notice date”) (or such later date as may be required by applicable securities laws);
•that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);
•the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);
•the last date on which holders of amortizing notes may exercise their repurchase right; and
•the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.
We will deliver the shares of our common stock and any cash payable for fractional shares to the holder on the early mandatory settlement date. Prior to 5:00 p.m., New York City time, on the notice date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.
Adjustments to the Fixed Settlement Rates
The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of a share split, a share combination, or a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.

(1) If we exclusively issue shares of our common stock to all or substantially all holders of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 ×	OS1
OS0
where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as applicable;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as applicable;
OS0    =    the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as applicable (before giving effect to any such dividend, distribution, share split or share combination); and
OS1    =    the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the fixed settlement rates shall be immediately readjusted, effective as of the date we determine not to pay such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.
(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	OS0 + X
OS0 + Y
where,
SR0    =     such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;

SR1     =     such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
OS0     =     the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;
X     =    the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y     =    the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the fixed settlement rates shall be decreased to the fixed settlement rates that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the fixed settlement rates shall be decreased to the fixed settlement rates that would then be in effect if such record date for such issuance had not occurred.
For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.
(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:
•dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
•dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;
•distributions of exchange property issued upon conversion of, or in exchange for, our common stock in a transaction described in “—Recapitalizations, Reclassifications, and Changes of our Common Stock”; and
•spin-offs as to which the provisions set forth below in this clause (3) shall apply;
then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	SP0
SP0 – FMV
where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
SP0    =    the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV    =    the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.
Any increase made under the portion of this clause (3) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. If such distribution is not so paid or made, the fixed settlement rates shall be decreased to be the fixed settlement rates that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract shall receive, in respect of each purchase contract, at the same time and upon the same terms as holders of our common stock and without having to early settle their purchase contracts, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect on the record date for the distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	FMV0 + MP0
MP0
where,
SR0    =    such fixed settlement rate in effect immediately prior to the end of the valuation period (as defined below);
SR1    =    such fixed settlement rate in effect immediately after the end of the valuation period;
FMV0    =    the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of closing price set forth below as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0    =    the average of the closing prices of our common stock over the valuation period.
The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period, the reference in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, such determination date for purposes of determining the fixed settlement rates.
(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, then each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 ×	SP0
SP0 – C
where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SP0    =    the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C    =    the amount in cash per share we distribute to all or substantially all holders of our common stock.
Any increase made under this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the fixed settlement rates shall be decreased, effective as of the date we determine not to make or pay such dividend or distribution, to be the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract shall receive, for each purchase contract, at the same time and upon the same terms as holders of shares of our common stock and without having to early settle their purchase contracts, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.
(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	AC + (SP1 × OS1)
OS0 × SP1
where,
SR0    =    such fixed settlement rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
SR1    =    such fixed settlement rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC    =    the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;
OS0    =    the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1    =    the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1    =    the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.
The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires, references in the preceding paragraph to 10 consecutive trading days and 10th trading day will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, such determination date for purposes of determining the fixed settlement rates.
If we are obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the fixed settlement rates will be readjusted to be the fixed settlement rates that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.
Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

If we have a rights plan in effect on any date for determining the number of shares of our common stock issuable to a holder, the holder will receive, in addition to any shares of common stock received in connection with settlement of the purchase contracts, the rights under the rights plan. However, if, prior to such determination date, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the fixed settlement rates will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
“Trading day” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a closing price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
“Record date” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by us, statute, contract or otherwise).
Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.
The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:
•upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;
•upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;
•upon the repurchase of any shares of our common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (5) above;
•for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (1) through (5) above;
•for a third party tender offer (other than a tender offer by one of our subsidiaries);
•upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or
•solely for a change in, or elimination of, the par value of our common stock.
Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.
Whenever we are required to calculate the closing prices, the daily VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value or the “stock price”), our board of directors (or a committee thereof) will make appropriate adjustments, if any, consistent with clauses (1) through (5) above, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-dividend date, effective date or expiration date of any tender or exchange offer occurs during the period in which the closing prices, the daily VWAPs or such other prices or amounts are to be calculated.
Recapitalizations, Reclassifications and Changes of our Common Stock
In the event of:
•any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);
•any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•any reclassification of our common stock into securities, including securities other than our common stock; or
•any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);
in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. The number of units of exchange property we will deliver for each purchase contract settled following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable determination date, or such other settlement rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to 5:00 p.m., New York City time, on the determination date). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event, and such value will be determined (i) in the case of any publicly traded securities that comprise all or part of the exchange property, based on the daily VWAP of such securities; (ii) in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and (iii) in the case of any other property that comprises all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose. In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we shall amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to (x) provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable to the adjustments described above under the heading “—Adjustments to the Fixed Settlement Rates” and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts).
In addition, we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.
If the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, a holder generally will be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the settlement rates after an event that increases a holder’s proportionate interest in us could be treated as a deemed taxable dividend to the holder. A holder may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. For example, if a fundamental change occurs prior to the maturity date, under some circumstances, we will increase the settlement rate for purchase contracts settled in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If a holder is a “Non-U.S. Holder”, a deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of our common stock or sales proceeds subsequently paid or credited to the holder. It is possible that U.S. withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes, neither a partnership for U.S. federal income tax purposes nor a U.S. holder.
Fractional Shares
No fractional shares of our common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.
Legal Holidays
In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by us or to any holder in respect of such delay.
Consequences of Bankruptcy
Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the number of shares of common stock that would be deliverable per purchase contract as described in “—Delivery of Common Stock” above on the mandatory settlement date as if references to “November 15, 2025” in the definition of “market value averaging period” were to the date of such specified event of bankruptcy, insolvency or reorganization with respect to us. However, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts. In such event, a holder may have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that any such damage claim that holders have against us following such acceleration would rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to a holder upon such an acceleration, we expect the holder will only be able to recover damages to the extent holders of our common stock receive any recovery.
Modification
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:
•to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;
•to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;
•to evidence and provide for the acceptance of appointment of a successor purchase contract agent;
•upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;
•to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the prospectus supplement under which the Units were offered, as supplemented by the related pricing term sheet;
•to cure any ambiguity, omission, defect or inconsistency;
•to comply with the rules of the depositary; and
•to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders, as determined by us in good faith.
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,
•reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);
•change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right; or

•reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.
In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee shall be provided an officers’ certificate and an opinion of counsel stating that the execution of such supplemental agreement is authorized or permitted by the purchase contract agreement and does not violate the purchase contract agreement, and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied.
Consolidation, Merger, Sale or Conveyance
Under the purchase contract agreement, we are permitted to consolidate with or merge with or into another company. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to another company. However, if we take any of these actions (other than any conveyance, transfer or lease to one or more of our wholly-owned subsidiaries), we must meet the following conditions:
•the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall expressly assume all of our obligations under the purchase contracts and the purchase contract agreement via a supplement to the purchase contract agreement;
•the successor entity to such consolidation or merger, or the entity which acquires all or substantially all of our assets, shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; and
•immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.
Reservation of Common Stock
We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.
Governing Law
The purchase contract agreement, the Units and the purchase contracts will be construed in accordance with and governed by the laws of the State of New York.
Waiver of Jury Trial
The purchase contract agreement provides that we, the purchase contract agent and the trustee waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.

Information Concerning the Purchase Contract Agent
American Stock Transfer & Trust Company, LLC is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Units and separate purchase contracts from time to time but shall have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.
The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.
We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.
Calculations in Respect of Purchase Contracts
We are responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent has no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.
Description of the Amortizing Notes
The amortizing notes were issued by us pursuant to an indenture, between us, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, and a related supplemental indenture, between us, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee (collectively referred to herein as the “indenture”).
General
The amortizing notes were issued as a separate series of senior debt securities under the indenture. The amortizing notes were issued by us in an aggregate initial principal amount of $25,586,350. The final installment payment date will be November 15, 2025. We may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.
Each amortizing note initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding November 15, 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date.” Following such separation, amortizing notes may be transferred separately from amortizing notes.
Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices as described in the indenture. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”
There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.
Ranking
The amortizing notes are our direct, unsecured and unsubordinated obligations and rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The amortizing notes are effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are effectively subordinated to all liabilities of our subsidiaries, including trade payables.
Installment Payments
Each amortizing note had an initial principal amount of $8.8996. On each February 15, May 15, August 15 and November 15, commencing on February 15, 2023 (each, an “installment payment date”), we have agreed to pay, in cash, quarterly installments of $0.8750 on each amortizing note (except for the February 15, 2023 installment payment, which equaled $0.8166 per amortizing note). Each installment constitutes a payment of interest (at a rate of 10.25% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date (each, a “regular record date”), subject to provisions allowing the establishment of a new record date in respect of any defaulted interest. If the amortizing notes do not remain in book-entry only form, then we will have the right to elect that each regular record date will be each February 1, May 1, August 1 and November 1 immediately preceding the relevant installment payment date by giving advance written notice to the trustee and the holders.
Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.
Amortization Schedule
The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
February 15, 2023	$0.6038	$0.2128
May 15, 2023	$0.6624	$0.2126
August 15, 2023	$0.6794	$0.1956
November 15, 2023	$0.6968	$0.1782
February 15, 2024	$0.7147	$0.1603
May 15, 2024	$0.733	$0.142
August 15, 2024	$0.7518	$0.1232
November 15, 2024	$0.771	$0.104
February 15, 2025	$0.7908	$0.0842
May 15, 2025	$0.811	$0.064
August 15, 2025	$0.8318	$0.0432
November 15, 2025	$0.8531	$0.0219
Repurchase of Amortizing Notes at the Option of the Holder
If we elect to exercise our early mandatory settlement right with respect to the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”
The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 35 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Option” (and which may or may not fall on the early mandatory settlement date).
The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of 10.25%; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.
To exercise a holder’s repurchase right, the holder must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date occurs on or after the repurchase date and the holder has not separated the holder’s Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless the holder holds certificated amortizing notes (or Units), in which case the holder must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. The holder’s repurchase notice must state:
•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, the holder repurchase notice must comply with appropriate DTC procedures;
•the number of amortizing notes to be repurchased; and
•that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.
The holder may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:
•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, the holder’s notice must comply with appropriate DTC procedures;
•the number of the withdrawn amortizing notes; and
•the number of amortizing notes, if any, that remain subject to the repurchase notice.
We will be required to repurchase the amortizing notes on the repurchase date. The holder will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:
•such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and
•all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).
Upon repurchase of the amortizing note component of a Unit prior to the related early mandatory settlement date, the purchase contract component of such Unit will remain outstanding (pending such early mandatory settlement date) and beneficially owned by or registered in the name of, as the case may be, the holder who elected repurchase of the related amortizing note.
In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.
No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).
Events of Default
Notwithstanding anything to the contrary in the base indenture, the following are events of default with respect to the amortizing notes under the indenture:
•a default, subject to any valid waiver thereof, in the performance or breach of any covenant or warranty of ours in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of series of securities other than the amortizing notes), which default continues uncured for a period of 90 days after written notice shall have been given, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding amortizing notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture; or
•default in the payment of the repurchase price of any amortizing notes when the same shall become due and payable; or
•default in the payment of any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days; or
•our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days; or
•certain events of bankruptcy, insolvency or reorganization involving us.
If an event of default described in first, second, third or fourth bullet above occurs and is continuing, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding by notice in writing to us (and to the trustee if given by holders of the amortizing notes), may declare the entire principal of all amortizing notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable.
If an event of default described in the fifth bullet above occurs and is continuing, then the principal amount of all amortizing notes then outstanding, and the interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the amortizing notes.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of the amortizing notes pursuant to the provisions of the indenture, unless such holders of the amortizing notes shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding amortizing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the amortizing note.

No holder of any amortizing note shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
(a)such holder has previously given written notice to the trustee of an event of default and the continuance thereof with respect to the amortizing notes;
(b)the holders of not less than 25% in principal amount of the outstanding amortizing notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;
(c)such holder or holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee against the expenses and liabilities to be incurred in compliance with such request;
(d)the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(e)no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding amortizing notes;
it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided for in the indenture and for the equal and ratable benefit of all holders of amortizing notes.
Notwithstanding the foregoing, the holder of any amortizing note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such amortizing note on each installment payment date and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
We will deliver to the trustee, within 120 days after the end of each fiscal year of ours, a certificate from the principal executive officer, principal financial officer, principal accounting officer or vice president or treasurer stating whether the signers thereof know of any default or event of default that occurred during the previous year.
Discharge and Defeasance of Indenture
The discharge and defeasance provisions set forth in the indenture will be applicable to the amortizing notes; provided that (i) references therein to “principal” shall be deemed to refer to “the portion of all future scheduled installment payments constituting the payment of principal in respect of the amortizing notes and the portion of the repurchase price constituting the principal amount of the amortizing notes” and (ii) references therein to “interest” shall be deemed to refer to “the portion of all future scheduled installment payments constituting the payment of interest in respect of the amortizing notes and the portion of the repurchase price constituting the accrued but unpaid interest on the amortizing notes.”

Limitations on Mergers, Consolidations and Sales of Assets
Pursuant to the terms of the indenture, we shall not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person or entity (other than any such conveyance, transfer or lease to one or more of our wholly-owned subsidiaries) unless:
(a)either we shall be the continuing corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes our obligations on the amortizing notes and under the indenture; and
(b)immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing.
We shall deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the indenture.
Modifications and Amendments
We and the trustee may enter into a supplemental indenture with the written consent of the holders of at least a majority in principal amount of the outstanding amortizing notes (including consents obtained in connection with a tender offer or exchange offer for the amortizing notes), for the purpose of amending or modifying the provisions of the indenture or amending or modifying the rights of the holders of the amortizing notes, and, except as described above under “Events of Default,” the holders of at least a majority in principal amount of the outstanding amortizing notes by notice to the trustee may waive our compliance with any provision of the indenture or the amortizing notes; provided that, without the consent of each holder of the amortizing notes, an amendment, modification or waiver may not:
•extend the final maturity of any amortizing notes;
•reduce the principal amount of any amortizing note, or premium on any amortizing note, if any;
•reduce the rate or extend the time of payment of interest on any amortizing note;
•postpone any installment payment date or reduce the amount owed on any installment payment date;
•reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make such payment;
•make the principal of any amortizing note, or premium on any amortizing note, if any, or interest on any amortizing note, payable in any coin or currency other than that provided in the amortizing notes or in accordance with the terms of any amortizing note;
•alter the provisions of the indenture relating to judgment currency;
•impair or affect the right of any holder of amortizing notes to institute suit for the payment of the amortizing notes when due or any right of repayment at the option of the holder or amortizing notes;

•reduce the aforesaid percentage of amortizing notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders of amortizing notes is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or
•modify any provision of this paragraph.
In addition, we and the trustee may amend or supplement the indenture without the consent of any holder of the amortizing notes:
•to convey, transfer, assign, mortgage or pledge to the trustee as security for the amortizing notes any property or assets;
•to comply with the provisions set forth above under the heading “Limitations on Mergers, Consolidations and Sales of Assets”;
•to add to our covenants in the indenture such further covenants, restrictions, conditions or provisions as we and the trustee shall consider to be for the protection of the holders of amortizing notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture as herein set forth (provided that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the amortizing notes to waive such an event of default;
•add a guarantor or permit any person or entity to guarantee the obligations under the amortizing notes;
•to cure any ambiguity, omission, defect or inconsistency;
•to provide for the issuance of and establish the form and terms and conditions of securities of any series of debt securities as permitted by the indenture;
•to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the amortizing notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;
•to provide for uncertificated amortizing notes in addition to or in place of certificated amortizing notes;
•to make any change that does not adversely affect the rights of any holder of amortizing notes, as determined by us in good faith;

•to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or
•amend or supplement the indenture or the amortizing notes to conform the provisions of the indenture or the amortizing notes to any provision of the “Description of the Amortizing Notes” section in the prospectus supplement under which the Units were offered, as supplemented by the related pricing term sheet.
Governing Law
The indenture and the amortizing notes shall be construed in accordance with and governed by the laws of the State of New York.